SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 14, 2008

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 587-9898

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry Into A Material Definitive Agreement

On May 14, 2008, Perma-Fix Environmental Services, Inc. (“PESI” or the “Company”) and its wholly-owned subsidiary, Perma-Fix Treatment Services, Inc. (“PFTS”), entered into an Asset Purchase Agreement to sell substantially all of PFTS’s assets to A Clean Environmental Company, Inc. (“ACE”) for approximately $1.5 million in cash, subject to certain working capital adjustments, and the assumption of certain liabilities by ACE. PFTS is one of the Company’s Industrial Segment facilities. ACE is an environmental service company located in Wilson, Oklahoma. The completion of this transaction is subject to the satisfaction of numerous conditions precedent. The Company expects to complete the sale of PFTS facility during the second quarter of 2008.

If the transaction is completed, the sale of substantially all of the assets of PFTS would represent PESI’s third transaction in connection with its plan to divest all or part of the Company’s Industrial Segment. The Company previously sold substantially all of the assets of Perma-Fix of Dayton, Inc. (“PFD”) on March 14, 2008, and of Perma-Fix of Maryland, Inc. (“PFM”) on January 8, 2008, pursuant to transactions in which the respective purchasers assumed certain liabilities of PFD and PFM. PFD and PFM were also members of the Company’s Industrial Segment. The sales of the PFD assets and PFM assets are reported in the Company’s Current Reports on Form 8-K, dated March 20 and January 14, respectively.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

	Exhibit Number	Description

99.1
Asset Purchase Agreement, dated May 14, 2008, by and between Perma-Fix Environmental Services, Inc., Perma-Fix Treatment Services, Inc., and A Clean Environmental Company, Inc. The Asset Purchase Agreement identifies certain schedules and exhibits, which are not filed with the Asset Purchase Agreement. The Registrant will furnish a copy of the omitted schedules and exhibits to the Commission upon request.

	99.2	Press Release dated May 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2008

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Steven T. Baughman
Steven T. Baughman
Vice President and
Chief Financial Officer